Exhibit 15

UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

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ESC MEDICAL SYSTEMS, LTD.,

                         Plaintiff,
                                                      COMPLAINT
                  v.                                  Civil Action No. 99cv2984
ARIE GENGER, BARNARD J. GOTTSTEIN,
THOMAS G. HARDY, TPR INVESTMENTS
ASSOCIATES INC., TRANS-RESOURCES,                     JURY TRIAL DEMANDED
INC., HAIFA CHEMICALS LTD., HAIFA
CHEMICALS HOLDINGS, INC., AND
BARNARD J. GOTTSTEIN REVOCABLE TRUST,

                         Defendants.

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     Plaintiff ESC Medical Systems, Ltd., by its attorneys, Simpson Thacher &
Bartlett, alleges for its complaint, upon knowledge with respect to its own acts, and upon information and belief with respect to all other matters, as follows:

                             SUMMARY OF ALLEGATIONS

     1. This is a proceeding to enjoin violations of Section 13(d) of the Securities Exchange Act of 1934 (the "l934 Act"), 15 U.S.C. ss. 78m(d); the rules and regulations of the Securities and Exchange Commission promulgated thereunder; and ongoing breaches of fiduciary duty.


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     2. Plaintiff ESC Medical Systems, Ltd. ("ESC" or the "Company") is an
Israeli corporation engaged in the development, manufacture and marketing of high-technology medical devices. ESC's stock is publicly listed and traded on the NASDAQ stock exchange.

     3. Defendants are individuals and entities that own, directly or indirectly, shares of the Company's common stock and who have jointly embarked on an undisclosed plan to wrest control of ESC in violation of the federal securities laws.

     4. The federal securities laws require that any person who owns or controls a certain percentage of the shares of a publicly-listed company make that ownership known to the company, the company's shareholders, and the public by filing a Schedule l3D with the Securities and Exchange Commission. Defendants have conceded that they are subject to the filing requirements of Schedule l3D by making public filings under that provision. Persons subject to Schedule l3D filing requirements, such as defendants, must disclose accurately, among other things, their intentions with respect to their holdings and whether they are acting in concert with others. Schedule l3D also requires shareholders to disclose promptly any material changes regarding their ownership or intentions.

     5. In violation of these obligations, defendants have not disclosed their plan to take control of the Company by replacing a majority of its Board of Directors with their own hand-picked nominees or that they are acting in a group. Indeed, defendants' Schedule l3D filings affirmatively misrepresent both their intention to gain control of ESC and their group activity. These misrepresentations have caused and are continuing to cause irreparable harm to ESC, its shareholders and the investing public. Pursuant to false and misleading Schedule l3D filings and other materials, defendants are currently soliciting proxies from ESC shareholders to


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replace the majority of ESC's Board of Directors. Defendants must be enjoined from proceeding with this illegal course of action and be required to correct their existing misstatements.

     6. By participating in defendants' wrongful plan, defendant Hardy, who is a director of ESC, has also breached his fiduciary duties to the Company's shareholders.

                             JURISDICTION AND VENUE

     7. This Court has jurisdiction under Section 27 of the Exchange Act, 15 U.S.C. ss. 78aa, 28 U.S.C. ss. 1331, and principles of pendent jurisdiction.

     8. Venue in this district is proper pursuant to Section 27 of the Exchange Act, 15 U.S.C. ss. 78aa, and 28 U.S.C. ss. 1391, since many of the acts and transactions complained of have taken place in this district and will continue to occur in this district unless enjoined, and the claims sued upon arose in this district.

                                   THE PARTIES

     9. Plaintiff ESC Medical Systems, Ltd. is a corporation organized and existing under the laws of the State of Israel with its principal place of business at Yokneam, Israel 20692. The Company is engaged in the development, manufacture and marketing of medical devices utilizing proprietary intense pulsed light source technology for various non-invasive medical treatments. As of February 16, 1999, the Company had approximately 28,000,000 shares of common stock outstanding. The Company's shares are registered pursuant to Section 12(b) of the 1934 Act, 15 U.S.C. ss. 781(b), and are traded on the NASDAQ Stock Exchange.


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     10. Defendant Aide Genger is Chairman of the Board and Chief Executive
Officer of defendant Trans-Resources. Inc., and a director and/or executive officer of defendants TPR Investments Associates, Inc., HAIFA Chemicals Ltd., and Haifa Chemicals Holdings Ltd.

     11. Defendant Barnard J. Gottstein is sole trustee of defendant Barnard J. Gottstein Revocable Trust.

     12. Defendant Thomas G. Hardy is President and Chief Operating Officer of defendant Trans-Resources, Inc., and a director and/or executive officer of HAIFA Chemicals Ltd. and Haifa Chemical Holdings Ltd. In addition, defendant Hardy is a non-management director of ESC.

     13. Defendant TPR Investment Associates, Inc. ("TPR") is a Delaware corporation with its principal place of business at 9 West 57 Street, New York, New York 10019. Defendant Genger and his family own all of the common stock of TPR.

     14. Defendant Trans-Resources, Inc. ("TRI") is a Delaware corporation and a wholly-owned subsidiary of TPR with its principal place of business at 9 West 57 Street, New York, New York 10019.

     15. Defendant HAIFA Chemicals Ltd. ("HCL") is an Israeli corporation and a wholly-owned subsidiary of TRI, with its principal place of business at Haifa Bay, P.O. Box 1809, Haifa, Israel 31018.

     16. Defendant Haifa Chemical Holdings Ltd. ("HCH") is an Israeli corporation and a wholly-owned subsidiary of HCL, with its principal place of business at Haifa Bay, P.O. Box 1809, Haifa, Israel 31018.


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     17. Defendant Barnard J. Gottstein Revocable Trust ("Gottstein Trust") is a
trust for which defendant Gottstein is sole trustee.

                               FACTUAL BACKGROUND

     18. This Complaint arises from the wrongful conduct of defendants in filing numerous false and misleading disclosures with the Securities and Exchange Commission. Defendants have misled the Company, its shareholders, and the investing public by, inter alia:

     a. failing to disclose their plan to obtain control of ESC by gaining control of its Board of Directors;

     b. failing to accurately disclose that defendants have been working together in one or more "groups," as defined by the federal securities laws; and

     c. failing to timely file amendments to correct their materially false and misleading disclosures.

                      DEFENDANTS' FALSE SECURITIES FILINGS

The Initial Filings

     19. On or about October 9, 1998, Genger filed a Schedule l3D (the "Genger l3D") (annexed hereto as Exhibit A) on behalf of himself, TPR, TRI, HCL and HCH (the "TRI Entities"), asserting that those parties had acquired 2,142,272 shares of ESC common stock, Ex. A at 9-11, for "investment purposes." Id. at 9. It also represented that the reporting parties had no arrangements or understandings with any other party involving the voting of ESC stock. Id. at 11. The Genger l3D did not disclose that Genger and the TRI Entities were acting in concert with any other defendants, when, in truth, they were. In particular, it did not disclose that Genger and the TRI Entities were in league with defendant Hardy. Nor did the Genger I3D disclose defendants' plan to seek control of ESC.


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     20. Also on or about October 9, 1998, Gottstein filed a Schedule l3D (the
"Gottstein 13D") (annexed hereto as Exhibit B) on behalf of himself as an individual and as trustee, as well as on behalf of the Gottstein Trust, to reflect the fact that those parties had acquired 1,396,193 shares of ESC common stock. Ex. B at 5. The Gottstein 13D represented that the reporting persons acquired ESC shares for investment purposes, id., and that none of them had any contract, arrangement, understanding, or relationship with any other persons. Id. at 6.

     21. On or about January 19, 1999, Gottstein filed Amendment No. l to the Gottstein l3D on behalf of Gottstein and the Gottstein Trust, to reflect those parties acquisition of additional shares of ESC common stock ("Gottstein Amendment No. l") (annexed hereto as Exhibit C). It did not disclose that Gottstein and the Gottstein Trust were acting in concert with other defendants, and did not disclose defendants' plan to seek control of ESC.

The March 12, 1999 Filings

     22. On or about March 12, 1999,Genger, jointly with defendant Hardy, filed Amendment No. 1 to the Genger l3D, on behalf of Genger, Hardy, and certain TRI Entities ("Genger Amendment No. l") (annexed hereto as Exhibit D). This filing represents that Genger and Gottstein reached an agreement to "work together" on March 9, 1999. Id. at 6, 9. Genger and Gottstein had agreed that "the composition of [ESC's] Board of directors needed to be restructured" to give the Company, among other things, "a new sense of direction." Id. Accordingly, "Genger and [Gottstein] reached an understanding to cooperate with each other in attempting to achieve a change in the composition of [ESC's] board of directors." Id. at 7. In pursuit of these common objectives, Genger and Gottstein also agreed to share expenses.


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     23. Genger Amendment No. 1 further discloses that defendant "Hardy will generally also be cooperating with [Genger, Gottstein and the TRI Entities] in achieving their strategic objectives with respect to" ESC, i.e., changing the membership of the Board. Id.

     24. It further states that on March 11, 1999, Genger and Gottstein sent a joint letter to ESC's directors proposing the following restructuring of ESC's eight member Board:

     a. The removal of two management directors other than ESC Chairman Dr. Shimon Eckhouse;

     b.   The removal of one non-management director other than defendant Hardy;
          and

     c. The addition of four new directors to be selected by Genger and Gottstein.

Id. at 9. Defendants' proposal thus would yield a new nine member Board, with five members -- defendants' four nominees and Hardy -- controlled by defendants.

     25. Nevertheless, Genger Amendment No. l represents that the result of defendants' proposed restructuring would be that "a majority of [ESC's] Board would be unaffiliated with either management or Genger and [Gottstein]." Id. The reporting parties also "expressly disclaim" both (a) "group membership among the Reporting Parties and [Gottstein]," and (b) "group membership among [Genger and] the TRI Entities and Hardy." Id. at 6.

     26. Defendants argue that they are not a "group" because --even though they have expressly agreed to work together to replace sitting Board members with their own handpicked nominees -- they have not signed any written agreement to do so and each purports to retain economic control over his or its own shares.

     27. Also on or about March 12, 1999, Gottstein filed Amendment No. 2 to the Gottstein 13D ("Gottstein Amendment No. 2") (annexed hereto as Exhibit E), on behalf of


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himself and the Gottstein Trust. It too disclosed that Gottstein and Genger had
"reached an understanding to cooperate with each other in attempting to achieve a change in the composition of the Company's Board of Directors." Ex. E at 5. Nevertheless, Gottstein Amendment No. 2 denies the existence of defendants' group and denies the group's intention to take control of ESC by gaining control of its Board. Id. at 5, 6.

The March 23, 1999 Filings

     28. On or about March 23, 1999, Genger, jointly with defendant Hardy, filed Amendment No. 2 to the Genger l3D ("Genger Amendment No. 2") (annexed hereto as Exhibit F) on behalf of Genger, Hardy, and certain TRI Entities. It reports that on March 22, 1999, "the legal representative of Genger and [Gottstein]" sent a letter to ESC's counsel listing the names of defendants' four proposed candidates for the Board of Directors. Ex. F. at 8. It expressly denies that any group exists which includes defendants Hardy or Gottstein. Id. at 7. Genger Amendment No. 2 also incorporates a letter from counsel for Genger and Gottstein to counsel for ESC which represents that "[w]ith the change in the composition of the Board [proposed by defendants] neither management, Mr. Gottstein nor Mr. Genger will control a majority of the Board of Directors of the Company," and demands that the ESC Board reply to defendants' proposal "within 24 hours." Id. at 10 (Ex. 6 to Ex. F).

     29. Also on or about March 23, 1999, defendant Gottstein filed Amendment No. 3 to the Gottstein l3D ("Gottstein Amendment No. 3") (annexed hereto as Exhibit G) on behalf of Gottstein and the Gottstein Trust, perpetuating the same misrepresentations as in defendants' prior filings.


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The March 26, 1999 Filings

     30. On March 26, 1999, Genger, jointly with defendant Hardy, filed Amendment No. 3 to the Genger 13D ("Genger Amendment No. 3") (annexed hereto as Exhibit H) on behalf of Genger, Hardy, and certain TRI Entities. This amendment reports that on March 24, 1999, Genger and Gottstein received notice that ESC was prepared to consider nominating two of the four candidates for Director selected by Genger and Gottstein together with two candidates selected by the Board. Ex. H. at 3. Later that same day, after having "carefully considered" ESC's proposal, Genger and Gottstein rejected it and gave ESC until the close of business on March 25, 1999 to accept defendants' original proposal. Id. at 4, 11 (Ex. 8 to Ex. H). Genger and Gottstein argued that even though two of their nominees (Messrs. Spencer and Tadmor) were paid directors of TRI, a company wholly-owned by Genger, neither was under Genger's "control." Id. at 11 (Ex. 8 to Ex. H). Defendants added: "In any event, these two individuals, together with Mr. Hardy, would constitute less than a majority of the Company's Board of Directors as proposed to be restructured" (emphasis added). Id. Genger and Gottstein threatened that if the Company failed to accept their proposal, they would "take all steps necessary to convene an extraordinary general meeting of shareholders pursuant to Section 109 of Israel Companies Ordinance for the purpose of removing all of the current directors (other than Hardy and possibly [the Chairman], and fill all vacancies then existing with the four nominees named in their proposal, together with such additional nominees as may be necessary to fill all vacancies" (emphasis added). Id. at l2 (Ex. 8 to Ex. H). On March 24, 1999, Genger and Gottstein sent a second letter to ESC demanding copies of ESC's Register of Members. Id. at 4-5, 13-14 (Ex. 9 to Ex. H).


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     31. Genger Amendment No. 3 fails to disclose the fact that the reporting parties are acting as a group as among themselves, and also in conjunction with Gottstein. Nor did they disclose that their goal is to gain control of ESC by replacing a majority of the Board with their nominees. Instead, Genger Amendment No. 3 flatly asserts that "it is not Mr. Genger's nor Mr. Gottstein's intention to control the Company, but rather to restructure the Board of Directors with an independent Board." Id. at 12 (Ex. 8 to Ex. H).

     32. Also on March 26, 1999, Gottstein filed Amendment No. 4 to the Gottstein l3D ("Gottstein Amendment No. 4") (annexed hereto as Exhibit I) on behalf of Gottstein and the Gottstein Trust, perpetuating the same falsehoods and omissions as in defendants' prior filings.

The April 14 and 15, 1999 Filings

     33. On or about April 14, 1999, Gottstein filed Amendment No. 5 to the Gottstein l3D ("Gottstein Amendment No. 5") (annexed hereto as Exhibit J) on behalf of Gottstein and the Gottstein Trust. In this amendment, Gottstein reported that on April 14, 1999, he and Gottstein had jointly commenced mailing solicitation materials to shareholders of ESC, and that counsel for Genger and Gottstein intended to send, on April 15, 1999, "a letter addressed to each of [ESC]'s directors demanding that [ESC] convene an Extraordinary General Meeting." Ex. J. at 2.

     34. Attached to Gottstein Amendment No. 5 are copies of the solicitation materials mailed to ESC shareholders. In the first of these materials, a joint letter from Genger and Gottstein to ESC shareholders dated April l2, 1999 (Ex. 6 to Ex. J), Genger and Gottstein represented that "the Company lacks the professional expertise and appropriate oversight by a


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board of directors" that it requires, id. at 4, and that defendants sought "a truly independent Board of Directors." Id. at 5. Genger and Gottstein also stated that they were calling an extraordinary general meeting, and soliciting the shareholders' proxies "to vote . . . for the purpose of replacing all current directors other than [ESC Chairman] Shimon Eckhouse and Tom Hardy with six nominees" suggested by Genger and Gottstein (emphasis added). Id. at 6.

     35. Genger's and Gottstein's letter to the shareholders also referred, accurately, to defendant Hardy as "our representative on the Board." Id. at 4.

     36. In their letter to the shareholders, Genger and Gottstein asserted that the new board should have as one of its first agenda items the question of whether changes and/or additions to management are necessary or desirable. In our opinion, such review should include consideration of the need for a change of the chief executive officer." Id. at 5. Nevertheless, Genger and Gottstein once again asserted that "[o]ur intention is not to acquire control of the Company." Id. at 6.

     37. Genger and Gottstein also represented that their six nominees were "independent." Id. The joint Genger and Gottstein Proxy Information Statement, however, reveals that one nominee, S.A. Spencer, is "a member of the board of directors of [TRI], a company founded by Mr. Arie Genger, for which he receives $15,000 annually" and that "Mr. Spencer's firm provides investment banking advice to [TRI], for which his firm has received no compensation since January l, 1998." Id. at 12 (Ex. 8 to Ex. J). The Proxy Information Statement also reveals that another nominee, Professor Zehev Tadmor, "serves as a member of the board of directors of [HCL], a wholly-owned subsidiary of [TRI], for which he receives $15,000 annually," and that Professor Tadmor "is a scientific technological consultant for [TRI],


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for which he receives a retainer fee . . . . Id. In addition, on information and belief, defendants' remaining nominees have been deliberately selected to further Genger and Gottstein's goal of controlling the Board and "reviewing" the continued employment of senior management, including Dr. Eckhouse.

     38. Genger and Gottstein's solicitation materials also purport to seek shareholder approval for up to six additional directors nominees -- without even identifying who these individuals might be. Id. at 8 (Ex. 7 (Revocable Proxy) to Ex. J). 39. On or about April 15, 1999, Gottstein delivered to ESC and its board members a demand that it convene an Extraordinary General Meeting of the Company's shareholders for the purpose of removing all the directors of the Company other than defendant Hardy and Dr. Eckhouse and to elect defendants' six nominees.

     40. Also on or about April 15, 1999, Genger, together with Hardy, filed Amendment No. 4 to the Genger l3D ("Genger Amendment No. 4") (annexed hereto as Exhibit K) on behalf of Genger, Hardy, and certain TRI Entities. This filing mirrored Gottstein Amendment No. 5 and perpetuated the same falsehoods as in defendants' prior filings.

     41. On or about April 19, 1999, Gottstein, on behalf of himself and the Gottstein Trust, filed a further amendment to their Schedule l3D ("Gottstein Amendment No. 6") (annexed hereto as Exhibit L). This amendment incorporated a joint letter from Genger and Gottstein to ESC's CEO Dr. Eckhouse in which they argued that they were not attempting to gain control of ESC and any suggestion that any of defendants' nominees were "somehow under our influence and control is absurd." Id. at 3.


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     42. On or about April 20, 1999, Genger, Hardy and certain TRI Entities, filed a further amendment to the Genger l3D ("Genger Amendment No. 5") (annexed hereto as Exhibit M). This amendment mirrors Gottstein Amendment No. 6 and perpetuates the same falsities as defendants' prior filings.

                             FIRST CLAIM FOR RELIEF
      (Against all defendants for violation of the federal securities law)

     43. Plaintiff repeats and realleges each and every allegation contained in paragraphs l through 42 of this Complaint as if fully set forth herein.

     44. In each of the documents listed below, the filing parties failed to disclose material facts including: (a) that they were acting as a "group," as defined by the Federal securities laws, among themselves and with the other defendants, and (b) that they had devised, and were working to implement, a plan to gain control of ESC by taking over its Board of Directors:

     a. Schedule 13D filed by Genger and the TRI Entities on or about October 9, 1998,

     b. Schedule 13D filed by Gottstein and the Gottstein Trust on or about October 9, 1998,

     c. Amendment No. 1 to Schedule l3D filed by Gottstein and the Gottstein Trust on or about January 19,1999,

     d. Amendment No. l to Schedule l3D filed by Genger, Hardy and certain TRI Entities on or about March 12, 1999,

     e. Amendment No. 2 to Schedule 13D filed by Gottstein and the Gottstein Trust on or about March 12, 1999,

     f. Amendment No. 2 to Schedule 13D filed by Genger, Hardy and certain TRI Entities on or about March 23, 1999,


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     g.   Amendment No. 3 to Schedule l3D filed by Gottstein and the Gottstein
          Trust on or about March 23, 1999,

     h. Amendment No. 3 to Schedule 13D filed by Genger, Hardy and certain TRI Entities on or about March 26, 1999,

     i. Amendment No. 4 to Schedule 13D filed by Gottstein and the Gottstein Trust on or about March 26, 1999,

     j. Amendment No. 5 to Schedule l3D filed by Gottstein and the Gottstein Trust on or about April 14, 1999

     k. Amendment No. 4 to Schedule 13D filed by Genger, Hardy and certain TRI Entities on or about April 15, 1999,

     l. Amendment No. 6 to Schedule l3D filed by Gottstein and the Gottstein Trust on or about April l9, 1999, and

     m. Amendment No. 5 to Schedule 13D filed by Genger, Hardy and certain TRI Entities on or about April 20, 1999.

Defendants compounded these omissions by making affirmative misrepresentations and denials to conceal their group status and intentions.

     45. Defendants also have failed to correct the materially false and misleading disclosures through timely and accurate amendments.

     46. By reason of the foregoing acts, defendants have violated Section 13(d) of the Exchange Act and Rule l3d-l promulgated thereunder.

                             SECOND CLAIM FOR RELIEF
             (Against defendant Hardy for breach of fiduciary duty)

     47. As a director of the Company, defendant Hardy owes fiduciary duties to its shareholders, including the duty of candor. Mr. Hardy has breached these duties by participating in the filing of false and misleading disclosure documents that conceal his role in defendants' secret plan to gain control of the Company.


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                               IRREPARABLE INJURY

     48. Defendants have violated and continue to violate Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The Company, its shareholders and employees, and the investing public have suffered and will continue to suffer irreparable injury if defendants are not (i) enjoined from continuing to violate the securities laws and (ii) required to make curative disclosure to undo the injury caused by their illegal conduct. The harm being caused by defendants includes:

     a. The Company, its employees and shareholders, and the investing public have been and are being deprived of the benefits and protections of the federal securities laws;

     b. The price of the Company's stock is being and will be distorted and will not reflect true market value; and

     c. The Company, its shareholders and the investing public have been and will continue to be forced to make misinformed decisions regarding the ongoing proxy solicitation initiated by defendants to gain control of the ESC Board and in connection with the purchase and sale of the Company's shares.

The Company has no adequate remedy at law.

     WHERE FORE, plaintiff demands judgment against defendants and respectfully requests that:

     1. The Court preliminarily and permanently enjoin defendants, their affiliates, partnerships, subsidiaries, employees, attorneys, and agents, and all persons acting in concert with or on behalf of them, from directly or indirectly:


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     a.   soliciting any proxy, consent or authorization with respect to the
          Company's securities, or counting or tabulating any such proxy, consent or authorization they may receive;

     b. acquiring or attempting to acquire any additional shares of the Company's stock; and

     c.   voting in person or by proxy any of the Company's securities;

     2. The Court declare that the Company is entitled to refuse to recognize any votes for members of its Board of Directors cast by or on behalf of defendants, or solicited by defendants.

     3. The Court require defendants to promptly and publicly file fully curative disclosure.

     4. The Court award plaintiff its attorneys' fees and costs in this action, and grant such other and further relief as this Court may deem just and proper.

Dated April 23, 1999

                                        SIMPSON THACHER & BARTLETT


                                        By: /s/ Paul C. Curnin
                                            -----------------------------------
                                        Paul C. Curnin (PC-7209)
                                        425 Lexington Avenue
                                        New York, New York 10017-3909
                                        (212) 455-2000

                                        Counsel for Plaintiff
                                        ESC Medical Systems, Ltd.


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